UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

NEOSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10909	22-2343568
(State Or Other	(Commission	(IRS Employer
Jurisdiction Of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue, Suite 450
New York, New York	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212)-584-4180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On January 9, 2008, NeoStem, Inc. (the "Company") entered into a letter agreement with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of the Company’s Common Stock, net of shares in payment of applicable withholding taxes valued at the closing price of the Common Stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock pursuant to the Company’s 2003 Equity Purchase Plan (the “EPP”) which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. Her salary for 2008 will be $225,000.

Also on January 9, 2008, the Company entered into a letter agreement with Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock. Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock pursuant to the Company’s EPP which was based on a price per share of $1.70, the closing price of the Common Stock on the date of approval by the Compensation Committee of the Board of Directors. Her salary for 2008 will be $161,250.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

    Exhibit 10.1  Letter agreement dated January 9, 2008 with Dr. Robin Smith
    Exhibit 10.2  Letter agreement dated January 9, 2008 with Catherine M. Vaczy

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC. By: /s/ Catherine M. Vaczy Catherine M. Vaczy Vice President and General Counsel

Dated: January 11, 2008

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement with Dr. Robin Smith
Exhibit 10.2	Letter agreement with Catherine M. Vaczy